UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Questar Corporation

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Dominion Resources, Inc.

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New FAQs made available to Questar Corporation employees by Dominion Resources, Inc. regarding the merger transaction

March 11, 2016

Benefits at Dominion (Pension)

(New) If I retire as a Dominion Questar employee in several years, will I still be able to take the lump sum option for money I earned within my pension while I was a Questar employee?

Yes. You will continue to have the lump sum option for the benefits earned under the Questar Pension Plan before the merger no matter when you retire.

Compensation at Dominion

(New) What is a “Target Award Percentage” in the AIP calculation?

Dominion’s non-union employees are assigned a target award percentage based on their job title. Employee target awards vary between 8.5% and 25% based on job title.

(New) Can you provide some examples of the AIP payouts?

The payout calculation is based on the following formula:

(Plan Compensation) X (Target Award %) X (Plan Funding %) X (Goal Package Score) = Award Payout

Let’s take a non-exempt employee who has a base pay of $40,000 and has a target award percentage of 8.5% in two situations:

In example 1, the non-exempt employee earns $3,000 additional compensation from overtime, but the plan funding is only 20%. His department met all of their goals – including financial, safety, diversity, and other operating & stewardship goals. Therefore, the goal package receives a 100% score.

In example 2, the non-exempt employee does not work overtime during the year. The plan funding is 100%, but the department misses a goal and only receives a 90% goal package score.

	Plan Compensation		Target Award %		Plan Funding %		Goal Package Score		Payout
Example 1	$43,000	x	8.5%	x	20%	x	100%	=	$731
Example 2	$40,000	x	8.5%	x	100%	x	90%	=	$3,060

Now, let’s look at an exempt salaried employee (not eligible for overtime). Her base salary is $80,000 and she has a target award percentage of 15%. The plan funding is 90% and her department met all of their goals – including financial, safety, diversity, and other operating & stewardship goals. Therefore, the goal package receives a 100% score.

Plan Compensation		Target Award %		Plan Funding %		Goal Package Score		Payout
$80,000	x	15%	x	90%	x	100%	=	$10,800